Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX INTERNATIONAL, INC. ANNOUNCES “GOING PRIVATE” MERGER AGREEMENT;

PUBLIC SHARES TO BE ACQUIRED AT $2.55 PER SHARE

MEDWAY, MA, October 17, 2012 — Cybex International, Inc. (NASDAQ: CYBI), a leading U.S. manufacturer of premium exercise equipment (“Cybex” or the “Company”), announced today that its board of directors has authorized the Company to enter into a “going private” merger agreement pursuant to which each of its outstanding shares of common stock — other than shares owned by its largest shareholder, UM Holdings, Ltd. (“UM”), and UM’s subsidiaries and shareholders, which include John Aglialoro, Cybex’s chairman and CEO, and Joan Carter, a director of the Company — will be converted into $2.55 per share payable in cash. This transaction will be effectuated by means of a merger of a newly-formed, wholly-owned subsidiary of UM into Cybex pursuant to an Agreement and Plan of Merger (“Merger Agreement”). Following this merger, the Company will be solely owned by UM, Mr. Aglialoro and Ms. Carter, who currently collectively own approximately 49.5% of the Company’s common stock.

The merger price reflects a 89% premium over the closing price of the Company’s common stock on October 16, 2012.

The Company’s board of directors formed a special committee of three independent directors to consider the merger transaction and to negotiate the price per share and the terms of the merger on behalf of the Company. The special committee retained an independent financial advisor and legal counsel to assist it in its work. Based upon the recommendation of the special committee, which in turn received a fairness opinion from its financial advisor, the board of directors approved the Merger Agreement and determined that the Merger Agreement and the merger transaction contemplated by it are fair to, and in the best interests of, the public shareholders of Cybex.

Consummation of the merger is subject to various conditions, including approval of the Merger Agreement by the affirmative vote of two-thirds of all outstanding shares and a majority of the shares held by the public shareholders, and consummation of financing the costs of the merger. While there can be no assurance that the merger will be approved by the shareholders or consummated, the Company anticipates that it will seek approval of the merger at a special Shareholders Meeting to be held during the first quarter of 2013 and that the transaction will close shortly thereafter.

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If the merger is approved and consummated, all outstanding shares of the Company’s common stock (other than shares held by UM Holdings, its subsidiaries, and Mr. Aglialoro and Ms. Carter) will be acquired for $2.55 per share. Its shares will be deregistered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Company will no longer be subject to the reporting requirements of the Exchange Act, and the shares will no longer trade on any market.

UM Holdings, Mr. Aglialoro and Ms. Carter have advised the Company that they are interested only in pursuing the proposed merger transaction and that they are not interested in selling their stake in the Company or considering any strategic transaction involving the Company, other than the merger. They also have advised the Company that they intend to vote their shares in favor of the merger.

About Cybex

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The Cybex product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Research Institute, Cybex fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Cybex designs and builds its products in the USA for a wide range of facilities, from commercial health clubs to home gyms, in more than 85 countries worldwide. For more information on Cybex and its products, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, the ability of the Company to comply with the terms of its credit facilities, competitive factors, technological and product developments, market demand, economic conditions, and the resolution of litigation involving the Company. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2011, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 12, 2012.

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